TRW INC. HAS REQUESTED THAT A CERTAIN PORTION OF THIS EXHIBIT BE GIVEN CONFIDENTIAL TREATMENT. SUCH PORTION HAS BEEN REDACTED IN THIS DOCUMENT AND FILED SEPARATELY WITH THE COMMISSION. THE REDACTED MATERIAL IS DENOTED HEREIN BY
******.

                                                                    Exhibit 3.11

   NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"),
     OR THE SECURITIES LAWS OF ANY STATE AND NEITHER THIS WARRANT NOR SUCH
      SECURITIES MAY BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS UNLESS RF MICRO
      DEVICES, INC. RECEIVES AN OPINION OF COUNSEL, WHICH MAY BE HOLDER'S IN-HOUSE COUNSEL, REASONABLY ACCEPTABLE TO IT THAT SUCH REGISTRATION IS NOT REQUIRED. TRANSFER OF THIS WARRANT IS RESTRICTED. SEE PARAGRAPH 11.


   500,000 Shares                                          WARRANT NO. 99-2

                             RF MICRO DEVICES, INC.

                          A North Carolina Corporation

                             (Void after 5:00 p.m.,
                   Washington D.C. Time, on December 31, 2001)

                  THIS CERTIFIES THAT, for value received, TRW Inc. (the "Holder") is entitled at any time after December 31, 2000 and at any time before 5:00 p.m. Washington D.C. time on December 31, 2001 (the "Expiration Time") to purchase up to 500,000 (five hundred thousand) shares (the "RFMD Shares") of common stock, no par value (the "Common Shares"), of RF Micro Devices, Inc. (the "Company") at the price per RFMD Share as determined in paragraph 1 of this Warrant, subject to adjustment as provided in paragraph 5 of this Warrant (that price, as it may be adjusted from time to time, being referred to as the "Warrant Price").

                  1. (a) The Warrant Price shall be the average of the Closing Prices of the Common Shares during the ten (10) Trading Days immediately preceding December 31, 2000 (the "Pricing Period") multiplied by 0.75. The Closing Price for each day shall be the reported last sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the Common Shares are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Shares are listed or admitted to trading (based on the aggregate dollar value of all securities listed or admitted to trading) or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if the Common Shares are not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose. The Closing Prices during the Pricing Period shall be adjusted to take into account any stock divisions, stock combinations, stock recapitalizations or reclassifications, stock dividends and the like in order that the Closing Prices during the entire Pricing Period shall have the same reference point as the Closing Price immediately prior to December 31, 2000. The average of the Closing Prices shall be a simple average and shall not be weighted according to trading volume or any other manner. "Trading Day" shall mean a day on which the national securities exchange or the NASDAQ National Market System used to determine the Closing Price is open for the transaction of business or the reporting of trades or, if the Closing Price is not so determined, a day on which the New York Stock Exchange is open for the transaction of business.

                  (b) This Warrant shall not be exercisable, and shall become null and void, unless the Company has "Annualized Sales" of Licensed Products (as defined in the License Agreement, dated as of November 15, 1999, between the Company and the

Holder) of at least ******. For the purposes of this Warrant, "Annualized
Sales" may be calculated as of any fiscal quarter ending on or prior to the Expiration Time and shall be equal to the product of four times the gross revenues from the sale of the Licensed Products during such fiscal quarter, computed in accordance with generally accepted accounting principles. The Company shall deliver to the Holder a regular quarterly report that shows its revenues from sales of Licensed Products during the preceding fiscal quarter and its Annualized Sales of Licensed Products as of such fiscal quarter end. The Expiration Time shall be extended until the fifth (5th) business day after the delivery by the Company of its quarterly report for the quarter ending December 31, 2001 if the Annualized Sales threshold has not been met prior to such quarter. In the event of a "Change in Control" of the Company at any time prior to the Expiration Time, the Annualized Sale requirement described in this subparagraph shall have no effect and the Warrant will become exercisable at the time provide elsewhere in, and pursuant to the terms of, this Warrant. As used herein, "Change in Control" means the occurrence of any of the following: (i) the sale by the Company of all or substantially all of its assets; or (ii) the participation by the Company as constituent corporation in a merger or consolidation if the shareholders of the Company immediately prior to the effective time of such transaction own less than fifty percent (50%) of the outstanding voting securities of the surviving corporation.

                  2. To exercise this Warrant, this Warrant must be surrendered prior to the Expiration Time at the office of the Company at 7625 Thorndike Road, Greensboro, North Carolina 27409 (or such other address as the Company may specify in writing to the Holder of this Warrant at least ten days before this Warrant is exercised) with the attached Notice of Exercise duly completed and executed, accompanied by evidence of a wire transfer of immediately available funds to the Company's money market account

#___________ with Silicon Valley Bank, Santa Clara, California, ABA Routing #_________ (or such other account as the Company may specify in writing to the Holder of this Warrant at least ten days before this Warrant is exercised) in full payment of the purchase price of the RFMD Shares with respect to which this Warrant is exercised. This Warrant may be exercised in whole or in part as to any whole number of RFMD Shares. If this Warrant is exercised in part, upon surrender of this Warrant for exercise, the Company will issue to the Holder a new Warrant to purchase the remaining number of RFMD Shares which may be purchased upon exercise of this Warrant (before taking account of adjustments by reason of paragraphs 5, 6 and 7) and the number of RFMD Shares with respect to which it is exercised (before taking account of adjustments by reason of paragraphs 5, 6 and 7). The new Warrant will bear the same date as this Warrant and will be identical to this Warrant in all respects, except as to the number of RFMD Shares as to which it may be exercised.

                  3. The RFMD Shares as to which this Warrant is exercised will be deemed to be issued when this Warrant is exercised. Holder agrees that prior to the exercise of this Warrant, it will comply with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") as in effect from time to time. If action is taken by the Federal Trade Commission or the United States Department of Justice to enjoin Holder's exercise of this Warrant, the Company agrees reasonably to cooperate with Holder to contest such enjoinment at the expense of this Holder. A certificate representing the RFMD Shares will be issued to the Holder of this Warrant promptly after it is exercised. The certificate may bear a legend to the effect that the RFMD Shares it represents have not been registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state securities laws, and may only be transferred in a transaction registered under the Act or such laws or exempt from the registration requirements of the Act or such laws. In addition, any other legend required by any other agreement between the Company and Holder may be included on the certificate or certificates for such RFMD Shares.

                  4. This Warrant will expire, and the right to purchase the RFMD Shares by exercise of this Warrant will terminate, at the Expiration Time; provided, however, that if Holder has complied with the filing provisions of the HSR Act at least thirty days prior to the Expiration Time, but the waiting period imposed by the HSR Act has not terminated or lapsed, then the Expiration Time will be extended until ten days after such termination or lapse. After that time this Warrant will be void.

                  5. The Warrant Price will be subject to adjustment from time to time as follows:

                     (a) If, at any time after December 31, 2000, the Company
(i) pays a dividend on its Common Stock in Common Stock, (ii) splits or subdivides its outstanding shares of Common Stock, or (iii) combines its outstanding shares of Common Stock into a smaller number of shares, the Warrant Price in effect immediately prior to each of those events will be adjusted proportionately so that the adjusted Warrant Price will bear the same relation to the Warrant Price in effect immediately prior to the event as the total number of shares of Common Stock outstanding immediately prior to the event will bear to the total number of shares of Common Stock outstanding immediately after the event.

                     (b) An adjustment made pursuant to subparagraph (a) of this paragraph will become effective immediately after the corresponding record date in the case of a dividend and immediately after the effective date in the case of a subdivision or combination.

                  No adjustment of the Warrant Price will be made if the amount of such adjustment would be less than 2% of the Warrant Price, but any such adjustment that would otherwise be required to be made and has not previously been made will be carried forward and be made at the time of and together with the next subsequent adjustment which, together with all adjustments so carried forward, amount in the aggregate to 2% or more of the Warrant Price. As used in this Warrant, "Common Stock" includes any class of the Company's capital stock, now or hereafter authorized, having the right to participate in the distribution of either earnings or assets of the Company without limitation as to amount or percentage. At no time will the Warrant Price be less than $.01 per share.

                  6. (a) In case the Company shall at any time or from time to time (i) subdivide its outstanding shares of Common Stock into a greater number of shares or (ii) combine its outstanding shares of Common Stock into a smaller number of shares, then the number of RFMD Shares, in effect immediately prior to such event, shall be porportionately increased in the case of a subdivision and proportionately decreased in the case of combination. Any adjustment under this subparagraph 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                     (b) In case the Company shall at any time or from time to time makes, or fixes a record date for the determination of holders of the Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in such event the number of RFMD Shares then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the number of RFMD Shares then in effect by a fraction (x) the denominator of which is the total number of shares of the Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the numerator of which shall be the total number of shares of the Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of the Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the number of RFMD Shares shall be recomputed accordingly based on the number of additional shares of Common Stock actually issued as of the close of business on the date originally fixed for the payment of such dividend or the making of such distribution and thereafter the number of RFMD Shares shall be adjusted pursuant to this subparagraph 6(b) at the time of actual payment of any additional dividends or distributions of Common Stock.

                      (c) In case the Company shall issue rights or warrants to all or substantially all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Fair Market Value (as hereinafter defined) per share of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, the number of RFMD Shares, in effect at the opening of business on the day following the date fixed for such determination, shall be increased by multiplying such number of RFMD Shares by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Fair Market Value, and the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such adjustment to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, the number of RFMD Shares shall be readjusted to the number of RFMD Shares that would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the number of shares of Common Stock offered for subscription or purchase. For the purposes of this subparagraph (c), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. "Fair Market Value" shall mean, as to shares of Common Stock the simple average of the daily Closing Prices for the ten (10) consecutive Trading Days immediately preceding the day in question.

                  7. (a) In case of a distribution to all holders of the Company's Common Stock of shares of its capital stock (other than Common Stock) or evidences of its indebtedness or property, or a capital reorganization of the Company, a reclassification of the Common Stock, a consolidation of the Company with or merger of the Company into another corporation or entity (but only if such consolidation or merger is consummated after December 31, 2000) (other than a consolidation or merger in which the Company is the continuing entity) or a sale of the properties and assets of the Company (but only if such sale is consummated after December 31, 2000) as, or substantially as, an entirety and distribution of the proceeds of sale, after such distribution, capital reorganization, reclassification, consolidation, merger or sale, on exercise of this Warrant the Holder will receive the number of shares of stock or other securities or property which the Holder would have received if this Warrant had been exercised immediately before the first such corporate event and the Holder had retained what it would have received as a result of each such corporate event. The split or subdivision or combination of shares of Common Stock at any time outstanding into a greater or lesser number of shares of Common Stock will not be deemed to be a reclassification of the Common Stock of the Company for the purposes of this paragraph. The Company will not effect any consolidation or merger unless prior to or simultaneously with its consummation the successor entity (if other than the Company) resulting from the consolidation agrees in writing to deliver to the Holder of this Warrant on exercise of this Warrant the shares of stock or other securities or property to which the Holder becomes entitled because of that exercise.

                     (b) In the event that at any time prior to December 31, 2000, the Company (i) consolidates or merges with another corporation or entity (other than a consolidation or merger of the Company in which the Company is the continuing entity) or (ii) sells its properties and assets as, or substantially as, an entirety and distributes the proceeds, this Warrant shall terminate immediately upon the consummation of such consolidation, merger or sale and the Holder shall be promptly paid by the Company (or the Company's successor-in-interest, as the case may be) a dollar amount equal to the number of RFMD Shares purchasable hereunder multiplied by the positive difference (if any) between the Closing Price of the Common Shares as of the last Trading Day immediately prior to the effective date of such consolidation, merger or sale and $71.50 (as adjusted for any stock divisions, stock combinations, stock recapitalizations, stock reclassifications, stock dividends or similar transactions occurring after the date of this Warrant).

                  8. Whenever the Warrant Price and/or the number of RFMD Shares is adjusted as provided in this Warrant, the Company will compute the adjusted Warrant

Price and/or the number of RFMD Shares or other assets the Holder would receive on exercise of this Warrant in full and will provide a notice to the Holder within thirty (30) days of the date of such adjustment stating that the Warrant Price and/or the number of RFMD Shares has been adjusted and setting forth the adjusted Warrant Price and/or the number of RFMD Shares and what the Holder would receive upon exercise of this Warrant in full. The Company will also provide a notice to the Holder describing any event that would trigger an adjustment in the Warrant Price and/or the number of RFMD Shares in the absence of the last paragraph of paragraph 5. Such notice will be given within thirty
(30) days of the effective date of such event.

                  9. The Company will at all times keep a sufficient number of authorized but unissued RFMD Shares to permit exercise in full of this Warrant. The Company represents and warrants that all RFMD Shares which are delivered on exercise of this Warrant (and payment of the Warrant Price therefor) will, upon delivery, be duly issued, fully paid and non-assessable.

                  10. The Holder will not, by reason of holding this Warrant, have any right to vote, to receive dividends or other distributions, or any other rights of a shareholder, with regard to the RFMD Shares.

                  11. The Holder may not assign, sell or otherwise transfer, dispose of, make any short sale of, pledge or hypothecate, grant any option for the purpose of, or enter into any hedging, synthetic sale or similar transaction with the same economic effect as a sale of, this Warrant or any of the Holder's rights under it, except (i) to a corporation controlling, controlled by or under common control with the Holder (which shall take this Warrant subject to the transfer restrictions in this paragraph) or (ii) by merger or consolidation of Holder with or into another corporation or entity if the Holder is not the surviving corporation (which shall take this Warrant subject to the transfer restrictions in this paragraph), and any transfer or attempted transfer or other prohibited assignment of this Warrant will be null and void and of no force or effect.

                  12. Any notices or other communications to the holder of this Warrant will be addressed to TRW Inc., Space & Electronics Group, One Space Park, Redondo Beach, California 90278, Attention: Vice President, Finance, with a copy to TRW Inc., 1900 Richmond Road, Cleveland, Ohio 44124, Attention:
Secretary, or to such other address as the Holder may specify in writing to the Company.

                  13. This Warrant will be governed by, and construed under, the laws of the State of North Carolina.

                  14. This Warrant may not be modified without the written consent of the Company and the Holder.

Dated: November 15, 1999                     RF MICRO DEVICES, INC.

                                             By: /s/ William A. Priddy
                                                -------------------------

                               NOTICE OF EXERCISE

                  By this Notice, TRW Inc. exercises the Warrant to which this Notice is attached with respect to _______________ shares of the Common Stock of RF Micro Devices, Inc.

                  TRW Inc. represents to RF Micro Devices, Inc. that TRW Inc. will be acquiring the securities which are being purchased by exercise of the Warrant for investment, and not with a view to their resale or distribution.

                  [Cross out the preceding paragraph if the resale of the shares being issued on exercise of this Warrant has been registered under the Securities Act of 1933, as amended.]

                                    TRW INC.

Dated: ____________________         By: __________________________